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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                        Date of Report: January 28, 2004
                        (Date of earliest event reported)

                          CAPITAL GROWTH SYSTEMS, INC.

             (Exact name of registrant as specified in the charter)

          Florida                       0-30831               65-0953505
(State or other jurisdiction         (Commission            (IRS Employer
      of incorporation)                File No.)          Identification No.)


                      980 North Michigan Avenue, Suite 1120
                             Chicago, Illinois 60611
                    (Address of Principal Executive Offices)

                                 (312) 640-2975
               Registrant's telephone number including area code)

          (Former name or former address, if changed since last report)



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ITEM 2 ACQUISITION OR DISPOSITION OF ASSETS

         On January 28, 2004, Capital Growth Systems, Inc. (the "Company") completed its acquisition of Nexvu Technologies, L.L.C. ("Nexvu"). The form of the transaction was a merger in which the Company issued 8,558,500 shares of common stock of the Company in exchange for 100% of the membership interests in Nexvu. In addition, pursuant to a Loan Conversion Agreement, the Company agreed to issue: (i) an additional number of shares of common stock equal to the amount of new bridge loans funded by Nexvu members from November 15, 2003 through the merger closing priced at $0.9523809 per share, for a total of 577,500 shares; and (ii) warrants expiring December 31, 2006 to purchase common stock at $1.35 per share based upon 50% warrant coverage with respect to all bridge loans funded, for a total of 288,750 warrants. The Merger Agreement also required a simultaneous closing of the issuance of the Company of a private offering of the Company's common stock of not less than $2,000,000, up to a maximum of $7,000,000 (subject to increase in the sole discretion of the Company) at $1.35 per share, and the conversion of bridge loan principal amounts to equity so that the Company would own 100% of Nexvu which would be substantially debt free as of the merger closing. The Company has raised a total of approximately $5,345,000 from the sale of its common stock in the private offering through January 28, 2004, the closing date of the merger.

         The Merger Agreement further provided that on closing of the merger, at least three designees of Nexvu, all of whom were Nexvu's principal officers, would become members of the Company's board of directors and will be elected to the following positions: President and CEO - Scott Allen; Chief Technology Officer - Rory Herriman; and Secretary, Treasurer and Chairman of the Board - Robert T. Geras. This was effected on the merger date. The Company also entered into an indemnification agreement at the Closing in which it agreed to indemnify and hold harmless its five directors against certain liabilities.

         The Company and Nexvu accomplished the combination through a forward triangular merger whereby a newly created, fully owned subsidiary of the Company merged with and into Nexvu, with Nexvu the surviving corporation. The Company expects to continue to operate Nexvu as a wholly-owned subsidiary of the Company.

         Nexvu is a software company which has generated a suite of application performance management products which address the problem of how to measure and ensure that a company's hardware, software and telecommunications equipment provide the intended functionality and speed. It has generated sales of product to a small number of relatively large companies, and is in beta testing with a number of additional large companies.

         The Company granted registration rights to all investors in its private offering which obligates the Company to file a registration statement to register for resale all of the newly issued shares of the investors in the private offering no later than 60 days following the Company's receipt of Nexvu's audited financial statements. The Contribution Agreement also provides for similar registration rights with respect to the shares of common stock underlying the warrants issued to former holders of Nexvu's bridge notes and to one other individual holding a warrant to purchase 162,500 shares of common stock at $1.35 per share (similar to the bridge warrants).

         The consideration for this transaction was at arms-length between the Company and Nexvu and includes a premium over the net book value of the assets acquired based upon the Company's own assessment of the market value of Nexvu's assets and the benefits of combining Nexvu with the Company.

         A copy of the merger agreement, contribution agreement, registration rights agreement and indemnification agreement are filed as exhibits to this Form 8-K and are incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial Statements

         Financial statements of the business acquired will be filed by amendment not later than 60 days from the due date of this filing.


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         (b) Exhibits

         Exhibit 10.1 - Agreement and Plan of Merger Agreement By and Among Capital Growth Systems, Inc., Nexvu MergerSub, LLC, and Nexvu Technologies, L.L.C. dated January 28, 2004.

         Exhibit 10.2 - Loan Conversion Agreement by and among Nexvu Technologies, L.L.C., Robert T. Geras, Balkin Family L.P, Carl Greer Trust, David J. Lies, Linda M. Lies and Karen Jaimovich dated as of December 31, 2003.

         Exhibit 10.3 - Registration Rights Agreement by and among Capital Growth Systems, Inc. and certain shareholders of the Company dated as of December 16, 2003.

         Exhibit 10.4 - Indemnification Agreement by and among Capital Growth Systems, Inc., Nexvu Technologies, L.L.C., Rory Herriman, Douglas Stukel and Lee Wiskowski dated as of January 28, 2004.








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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2004

                                       CAPITAL GROWTH SYSTEMS, INC.

                                       By:  /s/ Lee Wiskowski
                                            ------------------------------------
                                       Its: President



























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